EXHIBIT 99.1

 Transport Corporation of America, Inc.

1715 Yankee Doodle Road

Eagan, MN  55121

Traded:  Nasdaq: TCAM

COMPANY CONTACTS:

Michael Paxton

Keith Klein

Chairman, President and CEO

Chief Financial Officer

(651) 686-2500

(651) 686-2500

FOR IMMEDIATE RELEASE

Thursday, April 15, 2004

TRANSPORT CORPORATION OF AMERICA

REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, MINNESOTA, April 15, 2004 — Transport Corporation of America, Inc. (NASDAQ: TCAM), today announced operating revenues for the first quarter 2004 of $62.1 million, compared with 2003 first quarter revenues of $67.1 million.  Freight revenues excluding fuel surcharges were $59.2 million for the first quarter 2004 compared to $63.6 million during the first quarter 2003.  The Company measures “freight revenue”, which is revenue before fuel surcharges, as well as operating revenue, because management believes removing fuel surcharges affords a more consistent basis for comparing results of operations from period to period.  First quarter’s net earnings were $71,000, or $0.01 per diluted share, compared with a 2003 first quarter net loss before the cumulative effect of changes in accounting principle of $454,000, or $0.06 per diluted share. Results in the first quarter 2003 included a non-cash benefit of $167,000 after taxes, or $0.02 per diluted share, for a change in estimate related to the impairment of revenue equipment recorded in 2002.

Net earnings were $71,000, or $0.01 per share, for the first quarter 2004 compared to a net loss of $518,000, or $0.07 per share, for the first quarter 2003.  Results in the first quarter 2003 include a non-cash charge of $64,000 after taxes, or $0.01 per share, for a change in accounting principle related to environmental disposal costs on tires.

Michael Paxton, Chairman, President and Chief Executive Officer, commented, “The improvements we have made in the operating fundamentals of the business are now beginning to be reflected in our financial results.  Even though revenues decreased 7.5% when compared to the first quarter of 2003, we have improved our operating ratio to 98.5 in the first quarter of 2004 compared to 99.5 in the first quarter of 2003.  We continue to add customers and lanes that build density and better balance our network, leading to increased productivity and reduced costs.  Revenue per tractor per week increased to $2,797 in the first quarter of 2004 compared to $2,688 in the first quarter of 2003.  Revenue per loaded mile, excluding fuel surcharge, increased to $1.473 in the first quarter 2004 compared to $1.388 for the same period in 2003.  Our average miles per seated tractor per day increased to 452 miles in the first quarter 2004 compared to 440 miles in the same period in 2003.”

Paxton continued, “As previously stated, our biggest issue continues to be higher than expected unseated tractors and the limited availability of owner operator capacity.  This directly limits the amount of freight we are able to haul, and accordingly, reduces our overall revenues.  The average Company seated tractor count decreased 14.3% to 832 units in the first quarter of 2004 from 971 units in the first quarter of 2003 and our average independent contractor count decreased 17.4% to 698 units in the first quarter of 2004 from 845 units in the first quarter of 2003.  We are beginning to see some positive early signs that we have begun to reverse this trend as a result of the actions we have undertaken, which include a one-cent per mile increase in driver pay which went into effect February 1, 2004 and another one-cent per mile increase which went into effect April 1, 2004, as well as increased accessorial compensation which went into effect in early January 2004.  The Company has also bolstered its driver marketing and recruiting efforts and increased the amounts paid to employees and independent contractors for driver referrals.”

“We are also reaping the benefits of the cost reduction initiatives undertook in 2003.  However, we have seen some costs rise, including driver pay, fuel costs, insurance costs, and current-period accident experience.”

“Finally, we continue to strengthen our balance sheet.  At March 31, 2004, the Company had $4.1 million in cash and cash equivalents, compared to $121,000 at March 31, 2003.  During the first quarter 2004, we reduced outstanding debt by $3.3 million, ending the quarter with total debt and capital lease obligations of $51.6 million.  The Company also purchased and retired 160,700 shares of its common stock during the first quarter of 2004.”

Outlook

Looking ahead, Paxton commented, “We expect the rate environment will continue to remain strong for the foreseeable future.  Improving economic conditions and limited driver availability will continue to put pressure on truckload capacity.  The biggest challenge for both the Company and the industry remains the tight market for new drivers.  We are continuing to implement programs to boost our recruiting efforts and increase our seated fleet percentage.”

The Company will host a conference call and webcast on Thursday, April 15, 2004 at 10:00 a.m. Central Time.  The Internet broadcast can be accessed at the Company’s website, www.transportamerica.com, or at www.companyboardroom.com.

About Transport America

Transport Corporation of America, Inc., based in the Minneapolis - St. Paul metropolitan area, provides a wide range of truckload freight carriage and logistics services to customers in the United States and Canada. Transport America focuses on providing time-definite and other responsive services through its team of dedicated and committed employees supported by state-of-the-art technology and information systems.

This news release contains forward-looking statements regarding the Company. The Company wishes to caution readers not to place undue reliance on any forward-looking statements which speak only as of the date made.  The following important factors, among other things, in some cases have affected and in the future could affect the Company’s actual results and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the highly competitive conditions that currently exist in the Company’s market and the Company’s ability to compete, (2) the Company’s ability to recruit, train, and retain qualified drivers, (3) increases in fuel prices, and the Company’s ability to recover these costs from its customers, (4) the impact of environmental standards and regulations on new revenue equipment, (5) changes in governmental regulations applicable to the Company’s operations, (6) adverse weather conditions, (7) accidents,

(8) the financing and resale market for used revenue equipment, (9) changes in interest rates, (10) cost of liability insurance coverage, and (11) downturns in general economic conditions affecting the Company and its customers.  The foregoing list should not be construed as exhaustive and the Company disclaims any obligation subsequently to revise or update any previously made forward-looking statements.  Unanticipated events are likely to occur.

Financial Tables to Follow...

TRANSPORT CORPORATION OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
Three Months Ended March 31, 2004 and 2003
(In Thousands, Except Share and Per Share Amounts)
Unaudited

	Three Months

	2004		2003

	Amount	%	Amount	%

Operating revenues	$62,143	100.0	$67,101	100.0
Operating expenses:
Salaries, wages, and benefits	18,195	29.3	18,665	27.8
Fuel, maintenance, and other expense	9,390	15.1	10,883	16.2
Purchased transportation	20,591	33.1	23,767	35.4
Revenue equipment leases	268	0.4	260	0.4
Depreciation and amortization	5,743	9.2	6,338	9.4
Insurance, claims, and damage	3,142	5.1	2,919	4.4
Taxes and licenses	1,101	1.8	1,204	1.8
Communication	443	0.7	537	0.8
Other general and administrative	2,308	3.7	2,487	3.7
Impairment of revenue equipment	0	0.0	(278)	(0.4)

Total operating expenses	61,181	98.5	66,782	99.5

Operating income	962	1.5	319	0.5
Interest expense, net	845	1.4	1,075	1.6

Earnings (loss) before income taxes and
cumulative effect of change in accounting principle	117	0.2	(756)	(1.1)

Income tax provision (benefit)	46	0.1	(302)	(0.5)

Net earnings (loss) before cumulative effect
of change in accounting principle	71	0.1	(454)	(0.7)

Cumulative effect of change in
accounting principle, net of tax effect	—	0.0	(64)	(0.1)

Net earning (loss)	$71	0.1	$(518)	(0.8)

Earnings (loss) per common share - basic:
Before cumulative effect of change
in accounting principle	$0.01	$(0.06)
Cumulative effect of change
in accounting principle	0.00	(0.01)

Net earnings (loss) per share	$0.01	$(0.07)

Earnings (loss) per common share - diluted:
Before cumulative effect of change
in accounting principle	$0.01	$(0.06)
Cumulative effect of change
in accounting principle	0.00	(0.01)

Net earnings (loss) per share	$0.01	$(0.07)

Average common shares outstanding
Basic	7,087,215	7,217,394
Diluted	7,199,488	7,217,394

TRANSPORT CORPORATION OF AMERICA, INC.
BALANCE SHEET
March 31, 2004 and 2003
(In Thousands)
Unaudited

ASSETS
	2004	2003

Current Assets:
Cash and cash equivalents	$4,054	$121
Trade receivables, net of allowances	27,589	30,253
Other receivables	1,757	2,410
Operating supplies	777	978
Deferred income taxes	6,189	4,874
Prepaid expenses	4,552	4,759

Total Current Assets	44,918	43,395

Revenue Equipment, At Cost	180,840	190,637
Less: accumulated depreciation	(80,669)	(81,576)

Revenue Equipment, Net	100,171	109,061

Property and Other Equipment:
Land, buildings, and improvements	16,302	17,670
Other equipment and leasehold improvements	21,563	22,779
Less: accumulated depreciation	(17,375)	(16,300)

Property and Other Equipment, Net	20,490	24,149

Revenue, Property and Other Equipment, Net	120,661	133,210

Other Assets, Net	1,633	3,101

Total Assets	$167,212	$179,706

LIABILITIES AND STOCKHOLDERS’ EQUITY
	2004	2003

Current Liabilities:
Current maturities of Long Term Debt	$8,757	$16,367
Current maturities of Capital Lease Obligations	4,402	5,658
Accounts payable	7,404	4,845
Checks issued in excess of cash balances	1,492	1,773
Due to independent contractors	2,379	2,666
Accrued expenses	20,879	17,866

Total Current Liabilities	45,313	49,175

Long-Term Debt & Capital Lease Obligations
Long-term debt less current maturities	26,743	28,468
Capital lease obligations less current maturities	11,691	16,213

Total Long-Term Debt
& Capital Lease Obligations	38,434	44,681

Deferred Income Taxes	25,869	26,237

Shareholders’ Equity:
Common stock	70	72
Additional paid-in capital	28,713	30,239
Retained earnings	28,813	29,302

Total Shareholders’ Equity	57,596	59,613

Total Liabilities and Equity	$167,212	$179,706

TRANSPORT CORPORATION OF AMERICA, INC.
Selected Consolidated Financial and Operating Data
Three Months Ended March 31, 2004 and 2003

	Three Months

	2004	2003

Operating Statistics
Company tractors, seated	852	946
Company tractors, other	152	74
Independent contractor	678	865

Total tractors (at end of period)	1,682	1,885
Trailers (at end of period)	4,973	5,360

Average tractors in service	1,530	1,816
Total loaded miles (000’s)	39,618	45,307
Total miles (000’s)	44,312	50,342
Trucking revenue per tractor per week*	$2,797	$2,688
Trucking revenues per loaded mile*	$1.473	$1.388
Trucking revenues per mile*	$1.317	$1.249
Average empty mile percentage	10.6%	10.0%
Average length of haul, all miles	697	739
Average annual revenues per non-
driver employee (000’s)	$611	$632

Financial Data (000’s)
Trucking revenue	$58,347	$62,895
Fuel surcharge revenue	$2,953	$3,500
Logistics & Other	843	706

Total revenue	$62,143	$67,101

Capital expenditures, net of proceeds	$1,860	$372
Total debt and capital lease obligations	$51,593	$66,707

* Excluding fuel surcharge